    Exhibit 10(b)

    Entergy Corporation Outside Director Stock Program Established under the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries
    (Amended and Restated Effective January 1, 2009)

    1. General

    The Entergy Corporation Outside Director Stock Program ("Program") was established pursuant to Article X of the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After January 1, 2007) (the "Plan"), the terms of which are incorporated into the Program. References in this Program to any specific Plan provision do not limit the applicability of any other Plan provision. The effective date of the Program is January 1, 2007. Capitalized terms used in the Program have the meanings assigned to those terms in the Plan.

    The Program is hereby further amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with section 409A of the internal Revenue Code ("Code") for amounts deferred on or after January 1, 2005. Between January 1, 2007 and December 31, 2008, the Program has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service under Code section 409A. This amendment and restatement is adopted in conformity with final regulations under Code section 409A issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

    2. Purpose

    The purpose of the Program is to promote the interests of Entergy Corporation (the "Company") and its shareholders by attracting and retaining Outside Directors of outstanding ability and enabling Outside Directors to participate in the long-term growth and financial success of the Company.

    3. Eligibility

    The only persons eligible to participate in the Program are Outside Directors.

    4. Administration

    Pursuant to Article IV of the Plan, the Board of Directors of the Company shall administer the Plan with respect to any Award granted to an Outside Director; provided, however, that the Board of Directors may delegate its authority to administer the Program to any committee or subcommittee of the Board of Directors which is comprised solely of Outside Directors.

    5. Quarterly Stock Awards

5.1. Quarterly Stock Awards. Subject to the provisions of Section 12 of the Plan and Sections 6 and 7 of the Program, each Outside Director shall receive 150 shares of Common Stock ("Quarterly Stock Award") on an Award Date (as defined in Section 5.3 below) for serving as an Outside Director during the entire calendar quarter ending on, or immediately prior to, such Award Date.

5.2. Consideration. Each Quarterly Stock Award is granted in exchange for services rendered during the calendar quarter ending on, or immediately prior to, the Award Date and does not require the payment of consideration.

5.3. Award Dates. The Quarterly Stock Awards will be granted as of the following dates or, if the date is a day on which the New York Stock Exchange ("NYSE") is not open for trading, the next succeeding NYSE trading day (each an "Award Date"):

    May 31
    August 31
    November 30
    February 28

5.4. Proration. If an Outside Director serves as an Outside Director for less than the full calendar quarter, the number of shares of Common Stock awarded to the Outside Director shall be calculated by multiplying (a) 150 by (b) the fraction that results from dividing the number of days the individual served as an Outside Director during the applicable calendar quarter by 90 days.

5.5. Employment by System Company. If an Outside Director subsequently becomes an employee of a System Company while remaining a member of the Board, the former Outside Director's participation in the Program will be terminated effective immediately upon his or her employment by the System Company. The change in the Outside Director's employment status shall have no effect on Quarterly Stock Awards granted prior to his or her employment by a System Company; provided that the former Outside Director shall be entitled to a pro rata Award for such calendar quarter in accordance with Section 5.4.

5.6. Taxes. If required by applicable law, the Outside Director shall pay to the Company any amount necessary to satisfy applicable federal, state or local tax withholding requirements attributable to the Quarterly Stock Awards promptly upon notification of the amounts due. If required to pay withholding taxes, the Outside Director may elect to pay such taxes from the shares of Common Stock that otherwise would be distributed to such Outside Director, or from a combination of cash and shares of Common Stock. As provided in Section 12.3 of the Plan, Common Stock related to that portion of an Award utilized for the payment of withholding taxes shall not again be available for Awards under the Plan.

5.7. Delivery. The Company may deliver shares of Common Stock representing a Quarterly Stock Award by book-entry credit to the account of the Outside Director or by the delivery of certificated shares. The Company may affix to these shares any legend that the Company determines to be necessary or advisable.

6.0  Deferral

In lieu of taking delivery of shares of Common Stock on an Award Date, an Outside Director may elect to defer the receipt of such Quarterly Stock Award to a subsequent calendar year provided that he or she files an irrevocable written deferral notice with the Board of Directors no later than the 31st day of December of the calendar year immediately preceding the calendar year in which the services are rendered to which the Award Date relates. Accordingly, such a deferral notice must be filed by December 31 for the Award Dates immediately following on the next May 31, August 31, and November 30 of the immediately following year and on February 28 of the second calendar year immediately following the year in which the deferral notice is filed. The Outside Director's written deferral election must specify the date on which the shares of Common Stock will be issued ("Payment Date"), which Payment Date must be no earlier than January 2nd of the third calendar year immediately following the end of the calendar year in which the deferral election is made. Shares of Common Stock deferred pursuant to this section shall accrue dividend equivalents, which dividend equivalents will be paid on the Payment Date together with interest calculated at an annual rate based upon the 52 week Treasury Bill rate as in effect on the first business day of each year. All deferral rights or provisions contained in this Program shall be subject to all conditions, restraints and limitations as may from time to time be imposed by the 2007 Plan, including, without limitation, any amendments to such 2007 Plan made pursuant to section 409A of the Internal Revenue Code and any and all regulations and guidance released thereunder. Such limitation will restrict the ability of an Outside Director to accelerate the distribution of any deferred Quarterly Stock Awards together with other restrictions.

7.0  Miscellaneous

The Board of Directors reserves the right at any time to amend the terms and conditions set forth in this Program to the extent permitted under the Plan. Further, the Program is intended to comply with the applicable requirements of Code section 409A and the regulations thereunder and shall be administered in accordance with section 409A and the regulations thereunder to the extent the program is subject thereto. To the extent that any provision of the Program would conflict with the requirements of section 409A and the regulations thereunder or would cause the administration of the Program to fail to satisfy such requirements, such provision shall be deemed null and void to the extent permitted by applicable law.